April 28, 2005

By Facsimile and U.S. Mail


Mr. Barton Heminover
Chief Financial Officer
Bernard Chaus, Inc.
530 Seventh Avenue
New York, New York 10018

Re:
      Form 10-K for the fiscal year ended June 30, 2004
      File No. 1-9169

Dear Mr. Heminover:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief
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March 22, 2005
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